AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”), as amended and restated hereby effective as of November 20, 2014, replaces in its entirety that prior employment agreement, dated May 28, 2010 (the “Prior Agreement”), by and between THE CLOROX COMPANY, a Delaware corporation (the “Company”), and Donald R. Knauss (the “Executive”).

RECITAL

The Company and the Executive want to enter into a written agreement concerning the terms of the Executive’s employment with the Company and the terms of a termination of that employment.

TERMS OF AGREEMENT

1. Term of Agreement.

(a) The terms and conditions of this Agreement shall commence immediately upon execution of this Agreement by the Executive and the Company (the “Effective Date”) and shall end upon the earliest of (such ending date, the “Date of Termination”) (i) the date three (3) months after a notice by either party; (ii) the date upon which the Executive’s employment is terminated in accordance with Section 4; (iii) the date mutually agreed to by the parties hereto, or (iv) June 30, 2015, unless this Agreement is extended by agreement of the parties prior to its expiration, in which case any new date selected by the parties shall replace June 30, 2015 in the preceding Section 1(a)(iv). Following expiration of this Agreement by notice by either party under Section 1(a)(i), any continuation of the Executive’s employment shall be at-will, but shall be subject to the survival of the provisions of Sections 4(c), 5 and 16. Expiration of this Agreement shall not affect Executive’s service as a member of the Board (as defined below), but shall only constitute the end of Executive’s service as Chairman of the Board. Upon any termination of the Executive after expiration of this Agreement, Section 6 shall not apply.

(b) Either party may give notice at any time to the other party of termination of the Executive’s employment under Section 4(a) or 4(b).

2. Position; Duties; Responsibilities.

(a) Position. The Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, subject to the terms and conditions of this Agreement. The Executive shall serve as Executive Chairman of the Board of Directors of the Company (the “Board”), subject to the Board’s discretion, and a member of the Board. During the term of this Agreement, the Board shall nominate the Executive for reelection as a member of the Board at the expiration of each then-current Board term. The Executive shall devote his best efforts to the performance of the services customarily incident to the Executive’s office and to such other services as may be reasonably requested by the Board, consistent with his offices, titles and positions, including those duties and responsibilities set forth at Exhibit A. The Company shall retain full direction and control of the means and methods by which the Executive performs the above services and, subject only to paragraph 4(b)(ii)(C) below, of the place(s) at which such services are to be rendered.

(b) Other Activities. Excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. It shall not be a violation of this Agreement for the Executive to (i) serve on corporate, civic or charitable boards or committees, provided that with respect to any corporate board, such service has been pre-approved by the Presiding Director of the Company, (ii) deliver lectures or fulfill speaking engagements or teach at educational institutions on a part-time basis not to exceed five hours per week in the aggregate and (iii) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company.

3. Salary; Incentive Compensation; Benefits; Expenses.

(a) Salary. In consideration of the services to be rendered hereunder, including, without limitation, services to any affiliate of the Company (an “Affiliated Company”), the Executive shall be paid an annual base salary, as increased or decreased from time to time (“Annual Base Salary”), payable at the times and pursuant to the procedures regularly established, as they may be amended by the Company during the course of this Agreement. The Annual Base Salary shall be reviewed periodically for increase (or decrease to the extent permitted hereunder) in accordance with the Company’s regular administrative practices. The Company may reduce the Executive’s Annual Base Salary only if the annual base salaries of all the Executive Officers of the Company are at the same time being similarly reduced and if the percentage of reduction of the Executive’s Annual Base Salary does not exceed the largest percentage reduction of any Executive Officer.

(b) Incentive Compensation Plans. The Executive shall be entitled to participate in such incentive compensation plans, whether cash-based, stock-based or otherwise, that the Company may maintain from time to time, as shall be determined by the Board or committee of the Board in its discretion.

(c) Benefits. As he becomes eligible therefor, the Company shall provide the Executive, his spouse and his eligible dependents with the right to participate in and to receive benefits from all present and future welfare benefit plans, practices, policies and programs (including, without limitation, medical, prescription drugs, dental, disability, salary continuance, severance pay, employee life, group life, accidental death and travel accident insurance plans and programs), all incentive savings and retirement plans, practices and programs and all similar benefits, made available generally to Executive Officers of the Company. The amount and extent of benefits to which the Executive is entitled shall be governed by each specific benefit plan, as it may be amended from time to time. The Company may suspend or terminate any benefit plan described in this Section 3(c). The Executive shall also be entitled to the benefits described in Sections 3(d), 3(e) and 3(f) below.

(d) Supplemental Executive Retirement Plan. The Executive will be eligible to participate in the Company’s Supplemental Executive Retirement Plan (the “Company SERP”) in accordance with the terms and conditions of the Company SERP as in effect from time to time; provided, however, that the Executive shall be fully vested and eligible for an Early Retirement Benefit at Separation of Employment (each such term as defined under the Company SERP).1

(d) Vacation. The Executive will be entitled to five (5) paid weeks of vacation per year during each year of the term of this Agreement in accordance with the Company’s vacation policy generally applicable to Executive Officers.

(e) Retiree Benefits. Upon the end of his employment with the Company, the Executive will be deemed retiree eligible under all welfare benefit, equity and other incentive plans and programs (other than tax-qualified pension and 401(k) plans) applicable to Executive Officers of the Company under the terms and conditions of such plans and programs as in effect from time to time; provided, however, that such treatment shall not apply to the extent the Executive is entitled to retiree benefits from The Coca-Cola Company, on a benefit-by-benefit and coverage-by-coverage basis, that duplicate retiree benefits available to the Executive by the Company.

(f) Change in Control. The Company and the Executive have entered into an Amended and Restated Change in Control Agreement (as defined in Section 9) governing the terms and conditions related to a Change in Control of the Company, as defined therein.
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4. Termination of Employment.

(a) By Company For Cause. The Company may terminate the Executive’s employment for Cause (as defined below in this Section 4(a)) at any time. The Company shall pay the Executive the salary to which he is entitled pursuant to Section 3(a) through the Date of Termination and his accrued vacation and, except as otherwise specifically provided under this Agreement or the terms of a plan, policy or program maintained by the Company and then in effect, thereafter the Company’s obligations hereunder shall terminate. In the event of a termination for Cause, the Executive shall not be entitled to any unpaid award pursuant to Section 3(b) for the prior fiscal year or the fiscal year in which termination occurs. All other awards shall be governed by the applicable terms under which they were granted. Termination shall be for “Cause” if:

(i) the Executive willfully neglects significant duties he is required to perform or willfully violates a material Company policy, and, after being warned in writing, continues to willfully neglect such duties or continues to willfully violate such specified Company policy;

(ii) the Executive commits a material act of dishonesty, fraud, misrepresentation or other act of moral turpitude;

(iii) the Executive acts (or omits to act) with gross negligence with regard to material matters in the performance of the Executive’s duties hereunder; or

(iv) the Executive willfully disregards a lawful direction of the Board.

For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Board (excluding the Executive) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (i), (ii), (iii) or (iv) above, and specifying the particulars thereof in detail.

(b) By the Executive or the Company At Will.

(i) Termination by the Company. The Company may, at any time, terminate the Executive’s employment without Cause. If the Company terminates the Executive’s employment without Cause prior to March 31, 2015, the severance payment provisions of Section 6 shall apply and the Company shall have no additional liability. If the Company terminates the Executive’s employment without Cause upon or subsequent to March 31, 2015, then Section 4(b)(iii) shall apply instead of this Section 4(b)(i), no termination of Executive’s employment shall be treated as a termination without Cause upon or subsequent to March 31, 2015 and nothing in this Section 4(b)(i) or elsewhere in this Agreement may be interpreted to the contrary. The Executive hereby agrees that the Company may terminate his employment under this Section 4(b)(i) without regard to (A) any general or specific policies (whether written or oral) of the Company relating to the employment or termination of its employees, or (B) any statements made to the Executive, whether made orally or contained in any document, pertaining to the Executive’s relationship with the Company. Nothing in this Section 4(b)(i) shall prevent the Company from exercising its right under Section 4(a) to terminate the Executive’s employment for Cause, and such a termination shall not give rise to damages under Section 6.

For the avoidance of doubt, termination of employment by the Company on account of the Executive’s Disability shall not be treated as a termination by the Company without Cause under this Section 4(b)(i). “Disability” for purposes of this Agreement shall mean the Executive (A) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (B) is receiving income replacement benefits for a period of not less than three months under the Company’s accident and health plans by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. In the event that the Executive’s employment is terminated on account of Disability, the Executive shall be entitled to those payments and benefits that are (x) required by applicable law, (y) provided for under the terms of a plan, policy or program maintained by the Company and then in effect, or (z) provided under Section 4(b)(iii), if applicable, and the Company shall have no additional liability.2
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(ii) Termination by the Executive For Good Reason. The Executive may terminate his employment for Good Reason provided he delivers a written notice to the Company of the existence of one or more of the conditions set forth below within a period not to exceed 90 days of the initial existence of the condition. Thereafter, the Company shall have 30 days during which it may remedy the condition and thereby cure the event or circumstance constituting “Good Reason.” If the Executive terminates his employment for Good Reason, the severance payment provisions of Section 6 shall apply and the Company shall have no additional liability. Termination by the Executive shall be for Good Reason if any of the following occurs prior to March 31, 2015:

(A) the Executive is assigned duties inconsistent in any material respect with the Executive’s position as Executive Chairman (including offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 2(a) of this Agreement, or the Company takes any other action which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(B) the Company fails to comply with any of the material provisions of Section 3 of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(C) the Company requires the Executive to be based at any office or location which increases his commute by more than 50 miles;

(D) the Company purports to terminate the Executive’s employment other than as expressly permitted by this Agreement; or

(E) the Company fails to obtain from any successor (whether directly or indirectly, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company the express assumption and agreement to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

Notwithstanding the above, a failure by the Company’s stockholders to elect the Executive to the Board shall not constitute Good Reason, but a failure by the Board to nominate the Executive to the Board at any time shall constitute Good Reason.

For the avoidance of doubt, this Section 4(b)(ii) shall not apply upon or subsequent to March 31, 2015 or to any changes to the terms and conditions of the Executive’s employment set forth in this Agreement as compared to the Prior Agreement.

(iii) Termination Due to Executive’s Retirement. The Executive may terminate his employment at any time upon giving at least three (3) months’ written notice to the Company. Such a termination, and any termination under Sections 4(b)(i) or (ii) on or after [DATE 2], or due to Executive’s Disability, shall constitute “Retirement” for purposes of this Agreement. Upon the Executive’s Retirement, the Company shall pay the Executive the salary and accrued vacation to which he is entitled pursuant to Section 3(a) and Section 3(f) through the last day of his employment. The Executive also shall receive any prior completed fiscal year’s earned and unpaid annual incentive bonus. In addition, the Executive shall be entitled to receive a pro-rata portion calculated upon the portion of the fiscal year during which the Executive was employed of the Executive’s AIP and/or EIC Plan award for the fiscal year of his Retirement. The award will be paid after the close of the fiscal year at the same time that AIP and EIC Plan award payments are made to employed executives; provided, however, that if the Executive is a Specified Employee (as defined in Section 1.409A-1(i) of the Treasury Department Regulations) on the Date of Termination, such payments shall be made in accordance with Section 4(d) below. The award will be a percentage of the Executive’s AIP and/or EIC Plan Bonus Target award for that fiscal year based upon the application of the overall corporate results factor and the division and/or functional results factor, if applicable (or other financial results factor(s) then applicable), of the AIP and/or EIC Plan award calculation matrix. The award will not be based on any personal objectives factor; thus, the individual modifier to be applied to the corporate and business and/or functional results, if any, will be calculated at 100%.

(c) Termination Obligations.

(i) The Executive hereby acknowledges and agrees that all personal property and equipment furnished to or prepared by the Executive in the course of or incident to his employment belong to the Company and shall, if physically returnable, be promptly returned to the Company upon termination of his employment. “Personal property” includes, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, computer media or materials, or copies thereof, and Proprietary Information (as defined in Section 5(a) below), but does not include the Executive’s rolodex or address book. Following termination, the Executive will not retain any written or other tangible material containing any Proprietary Information.

(ii) Upon termination of his employment, the Executive shall be deemed to have resigned from all offices and directorships then held with the Company or any Affiliated Company, other than as a member of the Board, and will execute a letter of resignation if requested.

(iii) The Executive’s obligations under Sections 4(b), 4(c), 5, 7 and 14, and the Company’s obligations under Sections 3(c) (in accordance with the terms of the applicable plan), 3(d), 3(f), 4, 6, 14, 16 and this Section 4(c)(iii), and the Executive’s entitlement to payment or reimbursement of his business expenses incurred in accordance with the Company’s policy through the Date of Termination, shall survive termination of the Executive’s employment and, other than Section 4(b), the expiration of this Agreement.

(d) Specified Employee. Notwithstanding the foregoing, if the Executive is a Specified Employee (as defined in Section 1.409A-1(i) of the Treasury Department Regulations) on the Date of Termination:

(i) all payments specified in Section 4(a), Section 4(b)(i), Section 4(b)(ii) or Section 6 that are subject to Code Section 409A (as defined in Section 18), but do not constitute “short-term deferrals” under Treasury Department Regulation Section 1.409A-1(b)(4) (“short-term deferrals”), may be made to the extent that the amount does not exceed two times the lesser of (A) the sum of the Executive’s annualized compensation based upon the annual rate of pay for services provided to the Company for the taxable year preceding the termination, or (B) the maximum amount ($260,000 in 2014) that may be taken into account pursuant to Section 401(a)(17) of the Internal Revenue Code (the “Code”) for the year in which the Executive has terminated. Any amounts exceeding such limit may not be made before the earlier of the date that is six (6) months after the Date of Termination or the date of death of the Executive; or

(ii) all payments specified in Section 4(b)(iii) that are subject to Code Section 409A (as defined in Section 18), but do not constitute short-term deferrals, may not be made before the earlier of the date that is six (6) months after the Date of Termination or the date of death of the Executive.

Furthermore, any payments pursuant to this Section 4 or Section 6 shall be postponed until six (6) months following the end of any consulting period so long as the Executive continues to work on a consulting basis for the Company following termination and such consulting requires the Executive to work more than 20% of his average hours worked during the 36 months preceding his termination. Any payments that were scheduled to be paid during the six (6) month period following the Executive’s Date of Termination, but which were delayed pursuant to this Section 4(d), shall be paid without interest on, or as soon as administratively practicable after, the first day following the six (6) month anniversary of the Executive’s Date of Termination (or, if earlier, the date of Executive’s death). Any payments that were originally scheduled to be paid following the six (6) months after the Executive’s Date of Termination, shall continue to be paid in accordance to their predetermined schedule.

5. Post Termination Obligations.

(a) Proprietary Information Defined. “Proprietary Information” is all information and any idea in whatever form, tangible or intangible, pertaining in any manner to the business of the Company or any Affiliated Company, or to its clients, consultants or business associates, unless: (i) the information is or becomes publicly known through lawful means; (ii) the information was rightfully in the Executive’s possession or part of his general knowledge prior to his employment by the Company; or (iii) the information is disclosed to the Executive without confidential or proprietary restriction by a third party who rightfully possesses the information (without confidential or proprietary restriction) and did not learn of it, directly or indirectly, from the Company.

(b) General Restrictions on Use of Proprietary Information. The Executive agrees to hold all Proprietary Information in strict confidence and trust for the sole benefit of the Company and not to, directly or indirectly, disclose, use, copy, publish, summarize or remove from Company’s premises any Proprietary Information (or remove from the premises any other property of the Company), except (i) during his employment to the extent necessary to carry out the Executive’s responsibilities under this Agreement, (ii) after termination of his employment as specifically authorized in writing by the Board, and (iii) pursuant to a subpoena; provided, however, that prior to responding to any subpoena, the Executive shall give notice to the Company and an opportunity for the Company to object to such subpoena.

(c) Non-Solicitation and Non-Raiding. To forestall the disclosure or use of Proprietary Information in breach of Section 5(b), and in consideration of this Agreement, the Executive agrees that for a period of two (2) years after termination of his employment, he shall not, for himself or any third party, directly or indirectly solicit for employment any person employed by the Company, or by any Affiliated Company, during the period of such person’s employment and for a period of one year after the termination of such person’s employment with the Company.

(d) Contacts with the Press. Following termination, the Executive will continue to abide by the Company’s policy that prohibits discussing any aspect of Company business with representatives of the press without first obtaining the permission of the Company’s Corporate Communications Department.

(e) Remedies. Nothing in this Section 5 is intended to limit any remedy of the Company under the California Uniform Trade Secrets Act (California Civil Code Section 3426) or otherwise available under law.

6. Severance Payments; Release.

(a) Severance Payments. The Company and the Executive acknowledge that it would be impractical or extremely difficult to fix the Executive’s actual damages in the case of termination at will by the Company pursuant to Section 4(b)(i) or in the case of a termination by the Executive for Good Reason pursuant to Section 4(b)(ii), in each case prior to March 31, 2015. Therefore, in the event of such a termination and notwithstanding any other provision of this Agreement, in exchange for and in consideration of the Executive’s execution and non-revocation of a General Release (“Release”) in a form substantially equivalent to the attached Exhibit, which may be amended by the Company, from time to time, to conform to applicable law, and subject to the mitigation provisions of Section 6(b), the Executive shall be entitled to severance payments made up of the following components:

(i) Salary Component. Payment, promptly after termination and in any event within 30 days after the Date of Termination, of a lump sum amount equal to the product of (A) two (2) and (B) the Executive’s Annual Base Salary on the Date of Termination.

(ii) AIP and EIC Plan Components.

(A) Payment, promptly after termination and in any event within 30 days after the Date of Termination, of a lump sum amount equal to the product of (A) two (2) and (B) 75% of his Average Annual Bonus (as defined below).

(B) A pro-rata portion calculated upon the portion of the fiscal year during which the Executive was employed of the Executive’s AIP and/or EIC Plan award for the fiscal year in which the Executive’s employment terminated. The pro-rated award will be paid after the close of the fiscal year at the same time that AIP and EIC Plan award payments are made to then employed executives; provided, however, that if the Executive is a Specified Employee (as defined in Section 1.409A-1(i) of the Treasury Department Regulations) on the Date of Termination, such payments shall be made in accordance with Section 4(d) above. The award will be a percentage of the Executive’s AIP and/or EIC Plan target award for such fiscal year based upon the application of the overall corporate results factor and the division and/or functional results factor, if applicable, of the AIP and/or EIC Plan award calculation matrix. The award will not be based on any personal objectives factor; thus, the individual modifier to be applied to the corporate and business and/or functional results, if any, will be calculated at 100%. If the Executive’s AIP and/or EIC target award changed during the course of such fiscal year on account of a change in the Executive’s duties and responsibilities (including the change from Chairman and CEO to Executive Chairman), the Executive’s AIP and/or EIC target award for purposes of this Agreement shall be calculated based on a weighted average of the Executive’s specific target awards based on the period of time during which each was in effect.

The “Average Annual Bonus” shall mean the average annual incentive bonus that the Executive received for the three (3) completed fiscal years immediately preceding the Date of Termination, or the average annual incentive bonus that the Executive received for the actual number of completed fiscal years immediately preceding the Date of Termination if less than three (3), under the Company’s Annual Incentive Plan (“AIP Plan”) and/or the Company’s Executive Incentive Compensation Plan (“EIC Plan”).

(iii) Medical/Dental Plans Component.

(A) The Company shall provide the Executive with the benefits described in either paragraph (1) or (2) below, as follows:

(1) if the Executive participated in a company self-insured medical plan (which does not satisfy the requirements of Section 105(h)(2)) immediately prior to the Date of Termination, then (a) the Executive shall have the right to continue in such plan for a period of up to two (2) years (as determined below) following the date on which his coverage would otherwise terminate under such plan on account of termination of employment by paying the Executive’s portion of the applicable premiums (or the entire amount of such applicable premiums if the Company’s payments under (b) below are paid directly to the Executive), without for this purpose taking into account any health care continuation rights under COBRA (as defined below) and (b) the Company shall pay or cause to have paid on the Executive’s behalf an amount equal to the Company’s portion of the premiums payable for a period of up to two (2) years (as determined below) starting from the Date of Termination, under the Company’s group health plans for providing Medical Insurance Coverage to the Executive and to those family members covered through the Executive under the Medical Insurance Coverage in effect at the time of the commencement of the Separation Period. Such coverage described in (a) above shall be provided under the group health plans in which Executive and his covered family members are participating at the time of the commencement of the Separation Period or subsequently elect in accordance with the Company’s applicable established procedures. Subject to Section 4(d), the Company shall pay or cause to be paid all amounts due under this Section 6(a)(iii)(A) in up to two annual installments, with the first installment due or credited within thirty (30) days after the Date of Termination and a subsequent installment being made or credited on the anniversary thereof; provided, however, that either installment shall be pro-rated or eliminated to the extent that Executive becomes eligible for other health coverage through a subsequent employer or reaches the age of 65 years during the year covered by the installment; or

(2) if paragraph (1) above is not applicable (because the Executive participated in a health benefit program to which Section 105(h) is not applicable, such as the Company’s HMO immediately prior to the Date of Termination), the Company shall continue to provide benefits under such health plan on the same basis as for an employee of the Company for a period of up to two (2) years (as determined below) starting from the Date of Termination.

Each continued health benefit described herein shall cease upon the earliest of: (i) two years from the Date of Termination; (ii) the Executive’s 65th birthday; or (iii) the Executive’s eligibility for the same type of health benefit (i.e., medical, dental or vision coverage) under a subsequent employer’s group health plans. Any period of participation hereunder shall not be subtracted from the period of months for which the Executive is eligible for benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). As such, upon the cessation of coverage under this Section 6(a)(iii)(A), the Executive shall be entitled to elect continued coverage under COBRA (at the Executive’s sole expense) for the full period the Executive would have otherwise been entitled to had the Executive’s qualifying event (within the meaning of COBRA) occurred on the date of such cessation of coverage.

The Executive shall not participate in any other Company sponsored welfare benefit plans after the termination of employment.

(B) In addition, the Executive shall continue to have the right to participate in group health plans as and if offered to former employees whose employment terminated at or after age 55 with ten (10) or more years of service on the same terms and conditions as for such former employees including premium contributions from the Executive as in effect from time to time. Such right to participate shall apply from the time such coverage would otherwise terminate pursuant to Section 6(a)(iii)(A) and shall continue until the Executive attains age 65; thereafter the Executive may participate in the Company’s Retiree Health Plan as and if it may exist from time to time in the future (provided, not more than seven (7) years of service shall be required for eligibility thereunder), if he would be eligible to participate pursuant to the terms of that Plan; provided, however, that such coverage shall not be provided to the extent the Executive is entitled to retiree benefits from The Coca-Cola Company, on a benefit-by-benefit and coverage-by-coverage basis, that duplicates the retiree benefits available to the Executive by the Company.

The parties acknowledge that the amounts and benefits provided in this Section 6(a) constitute a reasonable estimate of and compensation for any damages the Executive may suffer as the result of his termination of employment under this Agreement.

If the Executive does not execute, or having executed, effectively revokes the Release, the Company will not be obligated to provide any benefits or payments of any kind to the Executive.

(iv) LTC Program Component. For purposes of the Stock-Based Long-Term Incentive Compensation Program (“LTC Program”) the Executive’s termination of employment will be deemed to be a Termination of Employment Due to Retirement.

(b) Coordination of Benefits. The Executive’s medical and dental benefit coverage under Section 6(a)(iii)(A) and/or (B) shall be secondary to medical and/or dental coverage that the Executive becomes eligible to receive from a subsequent employer or are duplicated by such benefits by a prior employer. If medical and dental benefit coverage ceases to be provided by the subsequent or prior employer, as the case may be, the Executive may have his medical and dental benefit coverage from the Company become his primary coverage again. The Executive’s right to medical and dental continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 shall commence after the conclusion of coverage under Section 6(a)(iii)(A) and/or (B), as the case may be.

(c) Lack of Participation in Qualified Plans, Other Employee Benefit Plans. Upon termination of employment the Executive shall cease to participate actively in any qualified benefit plan maintained by the Company, such as the Pension Plan and the 401(k) Plan, and the Executive shall also cease to participate actively in any welfare benefit plan maintained by the Company, except as otherwise provided in Section 6(a)(iii) above or under the terms of such plan. No employee or employer contributions will be made to any qualified benefit plan based on any bonus paid after the termination of the Executive’s employment.

7. Successors.

(a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as herein before defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

8. Notices. All notices or other communications required or permitted hereunder shall be made in writing. Notice shall be effective on the date of delivery if delivered by hand upon receipt, on the first business day following the date of dispatch if delivered utilizing next day service by a recognized next day courier to the applicable address set forth below, or if mailed, three (3) business days after having been mailed, postage prepaid, by certified or registered mail, return receipt requested, and addressed to the applicable address set forth below. Notice given by facsimile shall be effective upon written confirmation of receipt of the facsimile.

If to the Executive:

To the residence address for the Executive last shown on the Company’s payroll records.

If to the Company:

The Clorox Company
1221 Broadway
Oakland, California 94612
Attention: General Counsel
Fax: (510) 271-1696

or to such other address as either party shall have furnished to the other in writing in accordance herewith.

9. Entire Agreement. Together with the Amended and Restated Change in Control Agreement, dated November 20, 2014, between the Executive and the Company (the “Amended and Restated Change in Control Agreement”), the terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the employment of the Executive by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement and said Amended and Restated Change in Control Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding involving either Agreement. The Amended and Restated Change in Control Agreement and this Agreement supersede any prior agreements, written or oral, between the Company and the Executive concerning the terms of Executive’s employment.

10. Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive and by a duly authorized representative of the Company other than the Executive. By an instrument in writing similarly executed, either party may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform, provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, or power provided herein or by law or in equity.

11. Severability. If any one or more of the provisions contained in this Agreement, or any application thereof, shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and all other applications thereof shall not in any way be affected or impaired thereby. This Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision has never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the invalid, illegal or unenforceable provision or by its severance herefrom. In lieu of such invalid, illegal or unenforceable provisions there shall be added automatically as a part hereof a provision as similar in terms and economic effect to such invalid, illegal or unenforceable provision as may be possible and be valid, legal and enforceable.

12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

13. Executive Acknowledgment; Expenses. The Executive acknowledges (a) that he has consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Agreement and has been advised to do so by the Company, and (b) that he has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment. The Company shall pay the Executive’s professional expenses incurred to negotiate and prepare this Agreement and all related agreements.

14. Arbitration. Any controversy between the Executive, his heirs or estate and the Company or any employee of the Company, including, but not limited to, those involving the construction or application of any of the terms, provisions or conditions of this Agreement or otherwise arising out of or related to this Agreement, shall be settled by arbitration before a single arbitrator in accordance with the then current commercial arbitration rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The location of the arbitration shall be San Francisco, California if the Executive’s current or most recent location of employment with the Company is or was located in Alameda or Contra Costa County, California. If it is or was elsewhere, the arbitration shall be held at the city nearest to the Executive’s last location of employment with the Company that has an office of the American Arbitration Association. The arbitrator shall, to the extent that the Executive prevails in the arbitration, award attorney’s fees to the Executive.

15. Representation. The Executive represents and warrants to the Company that he has the legal right to enter into this Agreement and to perform all of the obligations on his part to be performed hereunder in accordance with its terms and that he is not a party to any agreement or understanding, written or oral, which could prevent him from entering into this Agreement or performing all of his obligations hereunder.

16. Indemnification. The Company agrees to indemnify the Executive and hold him harmless to the fullest extent permitted by the Company’s certificate of incorporation, bylaws and applicable law against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses, losses, and damages resulting from the Executive’s good faith performance of his duties and obligations with the Company. The Company shall insure the Executive under any contract of directors and officers liability insurance, insuring members of the Board, during his employment and tenure as a Board member and thereafter for so long as he may be subject to liability for such acts or omissions in the performance of his duties and obligations to the Company.

17. Withholdings. The Company may withhold from any amounts payable pursuant to this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

18. Code Section 409A. To the extent applicable, it is intended that this Agreement and any payment made hereunder shall comply with the requirements of Section 409A of the Internal Revenue Code, and any related regulations or other effective guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service (“Code Section 409A”). In the event that (i) the Executive incurs any additional tax or interest charge under Code Section 409A or any penalties or other costs in connection with the imposition thereof, and (ii) the imposition of such additional tax and interest charge was caused by an act or omission by the Company, except with the Executive’s knowledge and written consent (which exception shall only apply to compensation to which the Executive does not have a legally binding right within the meaning of Code Section 409A on the Effective Date), the Company shall indemnify the Executive for, and hold the Executive fully harmless from, such additional tax or interest charge and any penalties and other out-of-pocket costs incurred by the Executive in connection with the imposition thereof, which amount or amounts shall be paid to the Executive not later than the last day of the Executive’s taxable year immediately following the taxable year in which he remits such additional tax or interest to the applicable tax authorities. Any provision that would cause the Agreement or any payment hereof to fail to satisfy Code Section 409A shall have no force or effect until amended to the minimum extent required to comply with Code Section 409A, which amendment may be retroactive to the extent permitted by Code Section 409A.

19. No Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, except as specifically provided in Section 6(b), such amounts shall not be reduced if the Executive obtains other employment.

20. Inconsistency. In the event of any inconsistency between (a) this Agreement and (b) any other plan, program, practice or agreement in which the Executive participates or is a party, this Agreement shall control unless such other agreement provides explicitly to the contrary.

21. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instruments. One or more counterparts of this Agreement may be delivered by facsimile, with the intention that delivery by such means shall have the same effect as delivery of an original counterpart thereof.

The parties have duly executed this Agreement as of the date that first appears at the beginning of this Agreement.

The Company:
THE CLOROX COMPANY

By:
/s/ Robert W. Matschullat

Robert W. Matschullat
Lead Director, The Clorox Board of Directors

The Executive:
/s/ Donald R. Knauss
Donald R. Knauss

EXHIBIT

GENERAL RELEASE

This document is an important one. You should review it carefully and, if you agree to it, sign at the end on the line indicated.

You have 21 days to sign this Release, during which time you are advised to consult with an attorney regarding its terms.

After signing this Release, you have seven days to revoke it. Revocation should be made in writing and delivered so that it is received by the Corporate Secretary of The Clorox Company, 1221 Broadway, Oakland, CA 94612 no later than 4:30 p.m. on the seventh day after signing this Release. If you do revoke this Release within that time frame, you will have no rights under it. This Release shall not become effective or enforceable until the seven day revocation period has expired.

The agreement for payment of consideration in paragraph 2 will not become effective until the seven day revocation period has passed.

This GENERAL RELEASE is entered into between The Clorox Company (hereinafter referred to as “Employer”) and _____________________ (hereinafter referred to as “Executive”). Defined terms used in this General Release not defined herein shall have the meaning set forth in the Employment Agreement (as defined below). Employer and Executive agree as set forth herein, including as follows:

1. Executive’s regular employment with Employer will terminate as of _________________, 20_. Executive is ineligible for reemployment or reinstatement with Employer.

2. Upon Executive’s acceptance of the terms set forth herein, the Employer agrees to provide the Executive with compensation and benefits set forth in Section 6 of the employment agreement entered into between Executive and Employer as of __________, 2014 (the “Employment Agreement”), which compensation and benefits shall be provided subject to the terms and conditions of the Employment Agreement, a copy of which is attached to this General Release.

3. (a) In consideration of the Employer providing Executive this compensation, Executive and Executive’s heirs, assignees and agents agree to release the Employer, all affiliated companies, agents and employees and each of their successors and assigns (hereinafter referred to as “Releasees”) fully and finally from any claims, liabilities, demands or causes of action which Executive may have or claim to have against the Releasees at present or in the future, except for the following: (i) claims for vested benefits under the terms of an employee compensation or benefit plan, program or arrangement sponsored by Employer, (ii) claims for workers’ compensation benefits under any of Employer’s workers’ compensation insurance policies or funds, (iii) claims related to Executive’s COBRA rights, and (iv) claims for indemnification to which Executive is or may become entitled, including but not limited to claims (x) pursuant to Section 16 or Section 18 (or both) of the Employment Agreement and (y) submitted to an insurance company providing Employer with directors and officers liability insurance. The claims released may include, but are not limited to, any tax obligations as a result of the payment of consideration referred to in paragraph 2, and claims arising under federal, state or local laws prohibiting discrimination in employment, including the Age Discrimination in Employment Act (ADEA) or claims growing out of any legal restrictions on the Employer’s right to terminate its employees. Claims of discrimination, wrongful termination, age discrimination, and any claims other than for vested benefits are hereby released.

(b) By signing this document, Executive agrees not to file a lawsuit to assert such claims released hereunder. Executive also agrees that if Executive breaches this provision, Executive will be liable for all costs and attorneys’ fees incurred by any Releasee resulting from such action and shall pay all expenses incurred by a Releasee in defending any proceeding pursuant to this Section 3(b) as they are incurred by the Releasee in advance of the final disposition of such proceedings, together with any tax liability incurred by the Releasee in connection with the receipt of such amounts; provided, however, that the payment of such expenses incurred in advance of the final disposition of such proceeding shall be made only upon delivery to the Executive of an undertaking, by or on behalf of the Releasee, to repay all amounts so advanced to the extent the arbitrator in such proceeding affirmatively determines that the Executive is the prevailing party, taking into account all claims made by any party to such proceeding.

EXHIBIT

4. By signing this document, Executive is also expressly waiving the provisions of California Civil Code section 1542, which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

By signing this document, Executive agrees and understands that Executive is releasing unknown as well as known claims related to Executive’s employment in exchange for the compensation set forth above.

5. Executive agrees to maintain in complete confidence the terms of this Release, except as it may be necessary to comply with a legally compelled request for information. It is agreed since confidentiality of this Release is of the essence, damages for violation being impossible to assess with precision, that $10,000 is a fair estimate of the damage caused by each disclosure and is agreed to as the measure of damages for each violation.

6. Executive affirms the covenants and other provisions of Section 4(c) and Section 5 of the Employment Agreement.

7. Executive’s execution of this General Release and the absence of an effective revocation of such General Release by Executive shall constitute Executive’s resignation from all offices, directorships and other positions then held with the Employer or any of its affiliates, and any other position held for the benefit of or at the request of the Employer or any of its affiliates, and Executive hereby agrees that this General Release constitutes such resignation. Executive also agree to execute a confirmatory letter of resignation if requested.

8. Executive agrees that, for one (1) year after termination, Executive shall not, in any communications with the press or other media or any customer, client or supplier of the Company or any of its affiliates, criticize, ridicule or make any statement that disparages or is derogatory of the Company or its affiliates or any of their respective directors or senior officers. Likewise, the Company agrees that, for one (1) year after termination, the Company shall not, in any communications with the press or other media or any customer, client or supplier of the Company or any of its affiliates, criticize, ridicule or make any statement that disparages or is derogatory of Executive.

9. Nothing in this General Release is intended to limit any remedy of the Employer under the California Uniform Trade Secrets Act (California Civil Code Section 3426), or otherwise available under law.

10. The provisions of this General Release are severable and in the event that a court of competent jurisdiction determines that any provision of this General Release is in violation of any law or public policy, in whole or in part, only the portions of this General Release that violate such law or public policy shall be stricken. All portions of this General Release that do not violate any statute or public policy shall not be affected thereby and shall continue in full force and effect. Further, any court order striking any portion of this General Release shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intent of the Employer and Executive under this General Release.

11. Executive agrees to indemnify and hold Employer harmless from and against any tax obligations for which Executive may become liable as a result of this Release and/or payments made pursuant to the Employment Agreement, other than tax obligations of the Employer resulting from the nondeductibility of any payments made pursuant to this Release or the Employment Agreement.

12. Agreeing to this Release shall not be deemed or construed by either party as an admission of liability or wrongdoing by either party.

EXHIBIT

13. This Release, the Employment Agreement and the plan documents of the plans of The Clorox Company referred to in the Employment Agreement set forth the entire agreement between Executive and the Employer. This Release is not subject to modification except in writing executed by both of the parties. The Clorox Company plan documents referred to in the Employment Agreement may be amended in accordance with the provisions of those plans.

Executive acknowledges by signing below that Executive has not relied upon any representations, written or oral, not set forth in this Release.

Executive	The Clorox Company

By:

Dated:	Title:

Dated: